Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Results for Q2 2011

FORT LAUDERDALE, FL, August 11, 2011 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the second quarter ended June 30, 2011.

Revenues for the second quarter of 2011 were $5.9 million, an increase of approximately 9% from $5.4 million in the second quarter of 2010. The net loss for the second quarter of 2011 was $(0.9) million, or $(0.07) per diluted share on approximately 12.8 million shares outstanding, compared to a net loss of $(34.6) million, or $(3.76) per diluted share on approximately 9.2 million shares outstanding, in the second quarter of 2010. Results for the second quarter of 2010 include a non-cash, impairment charge of $6.9 million, or $0.75 per diluted share, and a non-cash charge of $24.0 million, or $2.61 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock.

Adjusted EBITDA*, defined as net profit/loss before interest, taxes, depreciation, amortization, stock-based compensation, severance charges, and bad debt recovery or expense, for the quarter ended June 30, 2011 was $(0.1) million, compared to $(1.9) million in the second quarter of 2010.

For the six months ended June 30, 2011, the Company recorded revenues of $12.9 million compared to $10.5 million for the same period last year. The net loss was $(1.2) million, or $(0.10) per share for the first six months of 2011, compared to $(38.4) million, or $(5.49) per share, for the first six months of 2010. Results for the first six months of 2010 include the aforementioned non-cash, impairment charge of $6.9 million, or $0.98 per diluted share, and the non-cash charge of $24.0 million, or $3.43 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock. Adjusted EBITDA for the first half of 2011 totaled $0.1 million compared to $(3.6) million in the comparable prior year period.

Second Quarter and Recent Operating Highlights:

•	Grew meal delivery revenue 35% in the second quarter of 2011 compared to the second quarter of 2010

•	Expanded the adjusted meal delivery gross margin* (excluding depreciation) to 44% from 39% in the second quarter of 2010

•	Improved meal delivery customer retention for active customers to 11.7 weeks, up from approximately 9.5 weeks in the second quarter of 2010

•	Completed rights offering to holders of common stock on May 13, with gross proceeds of approximately $2.0 million

•	Effected 1-for-5 reverse stock split of its common stock on June 1, reducing share count to approximately 13.2 million

“We are pleased with our second quarter performance and the progress it represents toward achieving our goals,” said Kevin McGrath, President and Chief Executive Officer of eDiets.com. “As anticipated, our second quarter revenue was up modestly year-over-year and our loss from operations showed significant improvement as we emphasized both cost controls and productivity initiatives in our meal delivery business. In fact, our adjusted EBITDA loss in the second quarter was significantly less than we expected. A major contributor to our second quarter performance as compared to last year was continued improvements in our call center conversion rate for meal delivery. In addition, we selectively tested a number of initiatives in the marketing arena, including print advertising, to enable us to better target potential customers at a lower cost per acquisition and are encouraged by the initial results. We intend to use these findings to develop an integrated television, print and online media campaign in advance of the January diet season.”

Mr. McGrath continued, “We are committed to demonstrating that we can scale the business in 2011 and, as a result, we will continue to maintain a disciplined cost structure relative to our revenue run rates. As we’ve previously noted, we anticipate negative adjusted EBITDA in the third quarter as we execute our planned marketing initiatives and ramp our ad spend in the fall.”

Conference Call

The company will host a conference call to discuss the second quarter 2011 results at 5:00 p.m. Eastern Time on Thursday, August 11, 2011. Participants may access the call by dialing 800-320-2978 (domestic) or 617-614-4923 (international), passcode 70241084. In addition, the call will be webcast via the Investor Relations section of the company’s web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Thursday, August 18, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 16571607.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA and adjusted Meal Delivery gross margin, which are non-

GAAP financial measures as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. The Company believes that Adjusted Meal Delivery Gross Margin is a useful measure of the performance of our meal delivery business. Adjusted EBITDA and Adjusted Meal Delivery Gross Margin, as presented, may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net loss	$(851)	$(34,602)	$(1,234)	$(38,361)

Interest expense (income), includes capital lease int. exp.	1	1	2	1

Interest expense on related party notes	12	621	24	1,438

Amortization of related party notes	—	567	—	1,291

Interest expense incurred with debt conversion	—	23,961	—	23,961

Income tax provision (benefit)	(4)	—	(4)	—

Depreciation	151	362	416	724

Amortization of intangibles	3	12	7	24

Impairment of goodwill and intangible assets	—	6,865	—	6,865

Stock-based compensation	594	294	876	472

Bad debt expense (recovery)	(6)	(17)	(7)	(6)

Non-cash severance charges	12	—	67	—

Adjusted EBITDA	$(88)	$(1,936)	$147	$(3,591)

Adjusted Meal Delivery Gross Margin
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue - meal delivery	$4,755	$3,526	$10,301	$6,523

Cost of revenues - meal delivery	2,739	2,344	5,890	4,356

Less: cost of revenue adjustments for meal delivery

Depreciation	(76)	(205)	(218)	(401)

Revenue sharing	—	(3)	(1)	(9)

Cost of revenues - adjusted	2,663	2,136	5,671	3,946

Adjusted meal delivery gross profit	$2,092	$1,390	$4,630	$2,577

Adjusted meal delivery gross margin percentage	44.0%	39.4%	44.9%	39.5%

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This news release contains forward-looking statements about the Company including (i) expectations regarding the development of an integrated television, print and online media campaign in advance of the January diet season; (ii) our expectations regarding our cost structure relative to our revenue run rates, and (iii) our expectations regarding our adjusted EBITDA in the third and fourth quarter of 2011. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 31, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements such risk factors include, but are not limited to: (1) our ability to raise additional capital; (2) our ability to maintain compliance with applicable regulatory requirements; (3) our ability to maintain our listing of our common stock under The Nasdaq Capital Market; (4) our ability to attract and retain customers in a profitable manner through advertising, and our ability to secure advertising commitments; (5) our ability to accurately assess market demand for our products; (6) our ability to improve our meal delivery margin and its effect on total gross margins; (7) our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels; and (8) the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates.

eDiets.com, Inc. Summary of Consolidated Financial Information
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Digital plans	$671	$1,018	$1,442	$2,058
Meal delivery	4,755	3,526	10,301	6,523
Business-to-business	317	674	711	1,390
Other	206	218	425	483

Total revenues	5,949	5,436	12,879	10,454

Cost and expenses:
Cost of revenue
Digital plans	63	141	150	306
Meal delivery	2,739	2,344	5,890	4,356
Business-to-business	34	27	67	59
Other	25	52	75	95

Total cost of revenue	2,861	2,564	6,182	4,816
Technology and development	293	852	610	1,704
Sales, marketing and support	2,465	3,329	5,225	6,306
General and administrative	1,169	1,267	2,067	2,409
Amortization of Intangibles	3	12	7	24
Impairment of goodwill and intangible assets	—	6,865	—	6,865

Total cost and expenses	6,791	14,889	14,091	22,124

Loss from operations	(842)	(9,453)	(1,212)	(11,670)
Interest income	—	1	—	2
Interest expense	(13)	(1,189)	(26)	(2,732)
Interest expense incurred with debt conversion	—	(23,961)	—	(23,961)

Loss before income tax provision	(855)	(34,602)	(1,238)	(38,361)
Income tax benefit (provision)	4	—	4	—

Net loss	$(851)	$(34,602)	$(1,234)	$(38,361)

Loss per common share:
Basic and diluted	$(0.07)	$(3.76)	$(0.10)	$(5.49)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	12,755	9,197	12,342	6,983

	Six Months Ended June 30,
	2011	2010
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(516)	$(3,852)
Investing	(92)	(315)
Financing	3,224	5,513

	June 30,	December 31,
	2011	2010
BALANCE SHEET DATA:
Cash and cash equivalents	$3,084	$468
Total assets	5,359	3,596
Deferred revenue	1,010	1,428
Debt (excluding capital leases)	1,000	1,000
Stockholders’ equity (deficit)	812	(1,970)

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